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                                                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT                                            PRESS CONTACT
Elissa Coughlin                                             Ingrid Ekstrom
Investor Relations                                          Public Relations
Sapient                                                     Sapient
(617) 761-2744                                              (415) 249-1889
ecoughlin@sapient.com                                       iekstrom@sapient.com



          SAPIENT TAKING COST-RELATED STEPS TO MAINTAIN ITS LEADERSHIP
                     POSITION IN A TOUGHER ECONOMIC CLIMATE

     Expects to Fall Short of First Quarter Revenues and Earnings Estimates

CAMBRIDGE, MASS. -- MARCH 2, 2001 -- Sapient (NASDAQ: SAPE), a leading business and technology consultancy, today announced that it was taking major cost-related steps to reinforce its position in an increasingly challenging economic environment. These steps include reducing headcount and balancing its mix of skills, closing its Sydney office and reducing rent costs. The company also lowered its first quarter revenues and earnings outlook.

Sapient is reducing its total workforce by 720 people, or roughly 20%. The workforce reduction affects operations in the United States and Sydney only. While retaining all of its existing skill-sets and capabilities, Sapient changed its skill-set mix with this reduction to place more emphasis on the skills clients are demanding. Sapient is closing its 70-person Sydney office, and will be consolidating office space in some cities where it has multiple office locations. In Europe, where the economic environment is markedly different, Sapient continues to see revenue growth and is expanding its operations.

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 "The economic environment in North America has become much tougher than we expected," said Jerry A. Greenberg, Sapient's co-chairman and co-chief executive officer. "This has resulted in our making difficult, but needed, decisions about our people and costs, particularly in the United States. We believe these actions will allow Sapient to continue to be a leader in providing clients with the critical business and technology initiatives that drive their competitive advantage."


Sapient will take a restructuring charge in the first quarter of 2001 of approximately $35-40 million, which will consist of severance and related expenses from the reduction in workforce, and other charges related to the Sydney office closing and office space consolidation elsewhere. The company expects cost savings from these actions of approximately $5 million in the first quarter, and $60-65 million on an annualized basis.

Given the impact of the uncertain economic outlook, the company now expects its first quarter 2001 revenues to be approximately 20 percent lower than the analyst consensus estimate of $136 million, with pro forma earnings per diluted share (which exclude amortization of intangibles, acquisition costs, stock-based compensation charges, and restructuring costs) estimated at a loss of $0.03 to $0.05 per share. The company anticipates that its cash position at the end of the first quarter will be approximately $250 million. Given the uncertainties of the marketplace, the company did not give any further guidance for the full year 2001.


Sapient will host a conference call today at 10:00 a.m. (EST) that will be broadcast live on the Internet. Sapient officials will discuss the company's organization changes and revised


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expectations. For webcast registration information, please go to
http://www.sapient.com/earnings.asp. It is advisable to register at least 15 minutes prior to the call to download and install any necessary audio software. A re-broadcast of the call will be available from 12:30pm (EST) today through March 9, 2001 at 11:59pm (EST) by dialing (800) 475-6701 (within the U.S.) or
(320) 365-3844 (outside the U.S.) and entering passcode 573882 when prompted.



Actual results for first quarter 2001, and further details about the company's performance, will be reported on May 3, 2001. Sapient will host a call at 4:30pm
(EST) that day.


ABOUT SAPIENT

Sapient, a leading business and technology consultancy, helps its clients discover and harness the competitive advantages that are possible in an increasingly digital, networked world. Founded in 1991, Sapient employs approximately 2600 people in offices in Atlanta, Austin, Cambridge (Mass.), Chicago, Dallas, Denver, Dusseldorf, Houston, London, Los Angeles, Milan, Munich, New Delhi, New York, San Francisco, Tokyo, and Washington, D.C. Sapient is included in the Standard & Poor's (S&P) 500 Index. More information about Sapient can be found at www.sapient.com.

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This press release contains forward-looking statements, including statements about expected revenues, earnings, and growth rates that involve a number of risks and uncertainties. There are a number of factors that could cause actual events to differ materially from those indicated. Such factors include, without limitation, the Company's ability to continue to attract and retain high quality employees, accurately set fees for and timely complete its current and future client projects, the continued acceptance of the Company's services, the ability of the Company to manage its growth and projects effectively, and the other factors set forth in the Company's most recent Form 10-K and its quarterly Forms 10-Q for the current fiscal year, as filed with the SEC.

Sapient is a registered servicemark of Sapient Corporation.


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